Exhibit 12


                       PUBLIC SERVICE COMPANY OF COLORADO
                                AND SUBSIDIARIES

                  COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
                          TO CONSOLIDATED FIXED CHARGES

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


                                             Six Months
                                               Ended
                                              June 30,                Year Ended December 31,
                                               1996        1995        1994      1993         1992       1991
                                               ----        ----        ----      ----         ----       ----
                                                                (Thousands of Dollars, except ratios)

Fixed charges:

  Interest on long-term debt                $  43,782    $ 85,832    $89,005  $ 98,089    $ 92,581   $ 81,666
  Interest on borrowings against corporate-
    owned life insurance contracts..........   19,286      34,717     29,786    25,333      18,312      8,144
  Other interest............................    9,947      23,392     14,235     9,445      12,357     14,574
  Amortization of debt discount and expense
    less premium ...........................    1,842       3,278      3,126     2,018       1,790      1,827
  Interest component of rental expense......    5,379       6,729      6,888     6,824       7,904      6,892
                                                -----       -----      -----     -----       -----      -----

     Total ................................. $ 80,236    $153,948   $143,040  $141,709    $132,944   $113,103
                                             ========    ========   ========  ========    ========   ========


Earnings (before fixed charges and taxes on income):
  Net income...............                  $ 98,966    $178,856   $170,269  $157,360     $136,623  $149,693
  Fixed charges as above....................   80,236     153,948    143,040   141,709      132,944   113,103
  Provisions for Federal and state taxes
   on income, net of investment tax credit
    amortization............................   57,459      95,357     48,500    60,994       53,149    69,288
                                               ------      ------     ------    ------       ------    ------

     Total.................................. $236,661     $428,161  $361,809  $360,063     $322,716  $332,084
                                             ========     ========  ========  ========     ========  ========

Ratio of earnings to fixed charges               2.95         2.78      2.53      2.54         2.43      2.94
                                             ========     ========   =======   =======     ========  ========
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